 EXHIBIT 5.1

William (Bill) Macdonald, Esq.*

641 Lexington Avenue, 13th Floor New York, NY 10022 Tel: (212) 271-4272

April 10, 2023

Legend Spices Inc.

14 Kajaznuni Street, Apt. 70,

Yerevan 0070 Armenia

Dear Sirs:

Re:	Common shares of Legend Spices Inc., Registered on Form S-1, filed on April 10, 2023

We have acted as counsel to Legend Spices Inc. (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on April 10, 2023, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed sale of up to 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Registered Shares”) pursuant to the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and exhibits thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the proceedings of the Board of Directors of the Company relating to the proposed issuance of the Shares; and (e) such statutes, records and other documents and matters as we have deemed necessary.

We have also examined the originals or copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States, including the statutory provisions, all applicable provisions of Nevada law and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that the Registered Shares have been duly authorized by all requisite corporate action and have been, or will be, legally issued, fully paid and non-assessable.

The opinions expressed herein are with respect to, and limited to, the corporate laws of the State of Nevada and the federal laws of the United States, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

{W0437894}*Licensed to Practice in the State of New York.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/William (Bill) Macdonald

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